Exhibit 2.2

Description of Securities

Section 12 of the Exchange Act of 1934, as amended

The descriptions of the securities contained herein summarize the material terms and provisions of the securities of Forafric Global PLC (the “Company”), registered under Section 12 of the Securities Exchange Act of 1934.

As of December 31, 2024, Forafric had the following series of securities registered pursuant to Section 12 of the Securities Exchange Act of 1934, as amended:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Ordinary Shares, par value $0.001	AFRI	The Nasdaq Stock Market LLC

Warrants, each warrant exercisable for one Ordinary Share at an exercise price of $11.50 per share	AFRIW	The Nasdaq Stock Market LLC

Capitalized terms used but not defined herein have the meanings given to them in Forafric’s annual report on Form 20-F for the year ended December 31, 2024.

DESCRIPTION OF ORDINARY SHARES

The following is a description of our Ordinary Shares and the material terms of our articles and memorandum of association, as amended. The following description may not contain all of the information that is important to you and we therefore refer you to our articles and memorandum of association, as amended, copies of which are filed as exhibits to our annual report on Form 20-F for the year ended December 31, 2024.

We were registered as a public company limited by shares in Gibraltar on May 26, 2022 pursuant to the Companies Act. Uur affairs are governed by our Memorandum and Articles, the Companies Act 2014 of the Laws of Gibraltar, as amended or re-enacted from time to time, the common law of Gibraltar, our corporate governance documents and rules and regulations of the stock exchange on which are shares are traded.

Ordinary Shares

As of the date hereof, the authorized share capital of the Company is USD 131,000 divided into: (i) 100,000,000 ordinary shares of USD 0.001 each; (ii) 1,000,000 preferred shares of USD 0.001 each; and (iii) and 30,000,000 Class Z non-redeemable and non-convertible ordinary shares of USD 0.001 each, each conferring those rights, entitlements, obligations and restrictions as more particularly set out in the Memorandum and Articles of Association.

The Nasdaq Capital Market

Our ordinary shares are listed on the Nasdaq Capital Market under the symbol “AFRI”.

Memorandum and Articles of Association

Voting rights

Each holder of Ordinary Shares is entitled to one vote for each Ordinary Share held of record by such holder on all matters on which shareholders generally are entitled to vote. Holders of Ordinary Shares will vote together as a single class on all matters presented to the Company’s shareholders for their vote or approval. Generally, all matters to be voted on by shareholders must be approved by a majority (or, in the case of election of directors, by a plurality) of the votes entitled to be cast by all shareholders present in person or represented by proxy, voting together as a single class.

Dividend Rights.

the Company may declare an interim or final dividend to be paid to the holders of its ordinary shares in proportion to their respective shareholdings. Under the Companies Act and the Memorandum and Articles of Association, final dividend distributions are recommended by the Board and approved by an ordinary resolution of the shareholders. The amount of such final dividend may not exceed the amount recommended by the directors. Dividends may not be paid otherwise than out of the Company’s distributable reserves.

Rights upon liquidation.

In the event of the liquidation of the Company, after satisfaction of liabilities to creditors, the assets of the Company will be distributed to the holders of the Ordinary Shares in the Company in proportion to their respective shareholdings. This right, as well as the right to receive dividends, may be affected by the grant of preferential dividend or distribution rights to the holders of a class of Preferred Shares with preferential rights that may be authorized by ordinary resolution in the future.

Other rights.

The holders of Ordinary Shares have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Ordinary Shares. The rights, preferences and privileges of holders of the Ordinary Shares may be subject to those of the holders of any Preferred Shares the Company may issue in the future.

Director meetings

Any director may call a directors’ meeting. The Company secretary must call a directors’ meeting if a director so requests. The quorum for directors’ meetings shall be half of the number of directors appointed to the board from time to time, rounded up to the nearest whole number. In the event that there is only one director, the quorum shall be one. Each director participating in a directors’ meeting has one vote. If a directors’ meeting, or part of a directors’ meeting, is concerned with an actual or proposed transaction or arrangement with the Company in which a director is interested, that director is not to be counted as participating in that meeting, or part of a meeting, for quorum or voting purposes. An interest of a person who is connected with a director shall be treated as an interest of the director and, in relation to an alternate director, an interest of his appointor shall be treated as an interest of the alternate director without prejudice to any interest which the alternate director has otherwise.

However, a director who is interested in an actual or proposed transaction or arrangement with the Company is to be counted as participating in a decision at a directors’ meeting, or part of a directors’ meeting, relating to it for quorum and voting purposes, when (i) the Company by ordinary resolution disapplies the provision of the M&A which would otherwise prevent a director from being counted as participating in, or voting at, a directors’ meeting; (ii) the director’s interest cannot reasonably be regarded as likely to give rise to a conflict of interest; or (iii) the director’s conflict of interest arises from a permitted cause as set forth in the M&A.

At every annual general meeting any director who has at the start of the annual general meeting been in office for three calendar years or more since his last appointment or re-appointment shall retire at that annual general meeting, but he may offer himself for reappointment by the members.

Shareholder Meetings

The Company will call annual general meetings pursuant to the provisions of the Memorandum and Articles of Association in accordance with the Companies Act. The Board may call extraordinary general meetings whenever they see fit in accordance with the provisions of the Companies Act and the Memorandum and Articles of Association. A general meeting of the Company, other than a meeting for the passing of a special resolution, may be called by 7 days’ prior written notice. A general meeting of the Company for the passing of a special resolution may be called by giving at least 21 days’ prior written notice and specifying in the notice the resolution that will be proposed as a special resolution.

Subject to the provisions of the Companies Act and the regulations promulgated thereunder, shareholders entitled to participate and vote at general meetings are the shareholders of record on a date to be decided by the board of directors, which may be between four and forty days prior to the date of the meeting.

Appointment of Directors, Election of Directors and Vacancies

Any person who is willing to act as a director, is permitted by law to do so may be appointed to be a director of the Company by ordinary resolution, or by a decision of the Board.

Directors of the Company are generally appointed for periods of three calendar years, save as provided below. At every annual general meeting of the Company, any director who has at the start of the annual general meeting been in office for three calendar years or more since his last appointment or re-appointment shall retire at that annual general meeting but he may offer himself for reappointment by the shareholders. If the Company does not fill the vacancy in the Board at the meeting at which a director retires by rotation or otherwise, the retiring director shall, if willing to act, be deemed to have been re-appointed unless at the meeting it is resolved not to fill the vacancy or unless a resolution for the re-appointment of the director is put to the meeting and lost. The appointment of any person proposed as a director shall be effected by a separate resolution.

No person other than a director retiring by rotation shall be appointed a director at any general meeting unless he is recommended by the Board or, not less than three nor more than forty-two days before the date appointed for the general meeting, a notice executed by any shareholder qualified to vote at the meeting (not being the person to be proposed) has been received by the Company of the intention to propose that person for appointment stating the particulars of that nominee, together with confirmation in writing executed by that person of his willingness to be appointed.

Save as provided above, the Company may by ordinary resolution appoint a person who is willing to act to be a director either to fill a vacancy or as an additional director and may also determine the rotation in which any additional directors are to retire. The appointment of a person to fill a vacancy or as an additional director shall take effect from the end of the meeting. The Board may also appoint a person who is willing to act to be a director, either to fill a vacancy or as an additional director and in either case whether or not for a fixed term. Irrespective of the terms of his appointment, a director appointed by the Board shall hold office only until the next annual general meeting and shall be taken into account in determining the directors who are to retire by rotation at the meeting. If not re-appointed at such annual general meeting, he shall vacate office at its conclusion. A director who retires at an annual general meeting may, if willing to act, be re-appointed. If he is not re-appointed, he shall retain office until the meeting appoints someone in his place, or if it does not do so, until the end of the meeting.

Directors of the Company are not required to hold any shares in the capital of the Company by way of qualification.

Subject to the following paragraph, the Company may by ordinary resolution of which special notice has been given, or by special resolution, remove from office a director appointed by ordinary resolution or by a decision of the directors, notwithstanding any provisions of the articles of association or of any agreement between the Company and such director, but without prejudice to any claim the director may make for damages for breach of such agreement. The Company may, by ordinary resolution, appoint another person to be a director in the place of a director so removed from office. In default of such appointment the vacancy so arising may be filled by the Board as a casual vacancy.

During the first three calendar years commencing from the date of adoption of the articles of association of The Company, the company may only by special resolution or extraordinary resolution, remove from office a director appointed by ordinary resolution or by a decision of the directors, notwithstanding any provisions of the articles of association or of any agreement between The Company and such director, but without prejudice to any claim such director may make for damages for breach of such agreement.

Quorum

The Memorandum and Articles of Association provide that the holders of 33 1/3% of the issued and outstanding share capital of the Company present in person or by proxy and entitled to vote on the business to be transacted, shall be a quorum.

Vote Requirements

An ordinary resolution of the shareholders (or of a class of shareholders) of the Company means a resolution that is passed by members representing a simple majority (more than 50%) of the total voting rights of the shareholders or, as the case may be, of the class of shareholders. An extraordinary resolution of the shareholders means a resolution that is passed by shareholders representing a majority of not less than 75% of those shareholders at a general meeting of which notice specifying the terms of the resolution and the intention to propose the resolution as an extraordinary resolution has been given.

Rights of Non-Resident or Foreign Shareholders

There are no limitations imposed by our memorandum and articles on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares. In addition, there are no provisions in our memorandum and articles governing the ownership threshold above which shareholder ownership must be disclosed.

Changes in Share Capital

The Company may by ordinary resolution (i) increase its share capital by such sum to be divided into shares of such amount as the resolution prescribes; (ii) consolidate and divide all or any of its share capital into shares of larger amount than its existing shares; (iii) sub-divide its shares, or any of them, into shares of smaller amount than is fixed by the Company’s memorandum of association and the resolution may determine that, as between the shares resulting from the sub-division, any of them may have any preference or advantage as compared with the others; and (iv) cancel shares which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person and diminish the amount of its share capital by the amount of the shares so cancelled. The Company may by special resolution reduce its share capital, capital redemption reserve and share premium account in any way.

Anti-Takeover Measures; Regulation of Takeovers of Gibraltar Companies

Companies (Cross-Border Mergers) Regulations 2010

The Company is incorporated in Gibraltar and it is governed by Gibraltar legislation which regulates the takeover of Gibraltar registered companies. The Companies (Cross-Border Mergers) Regulations 2010, or the Regulations, transpose Directive 2005/56/EC of the European Parliament and of the Council of 26 October 2005 on cross border mergers of limited liability companies into the law of Gibraltar. This EC Directive has been incorporated into the laws of other EC member states, including in the United Kingdom by the Companies (Cross-Border Mergers) Regulations 2007. The Regulations in force in Gibraltar, or the Regulations, in effect, are broadly similar but not identical to those in place in the United Kingdom. These Regulations are designed to facilitate cross-border mergers of limited liability companies registered in European Member States and to thereby allow for cross-border merger of a national limited liability company of one Member State with a limited liability company of another Member State. Under the Regulations, a Gibraltar merging company has to make an application to the court to obtain a pre-merger certificate prior to any merger taking place (“Pre-Merger Certificate”). In order to obtain such a certificate, the Gibraltar company must provide the court, inter alia, with the following:

● draft terms of the proposed merger (indicating, inter alia, details for the companies involved, share exchange ratios, effects of the merger on employees, rights or restrictions on shares, articles of association, employee participation rights, assets and liabilities transferred and account dates) (the “Draft Terms”). The Draft Terms must be approved by 75% of the members of the company;

● a directors’ report (indicating, inter alia, the effects of a cross-border merger for members, creditors and employees, legal and economic grounds for the Draft Terms and any material interests of the directors). The report must be delivered to the employees of the company; and

● an independent expert’s report (indicating, inter alia, details of share exchange ratios and valuation difficulties). Employees of the Gibraltar company must be able to inspect and make copies of these documents.

The courts of Gibraltar may make an order approving the completion of a cross-border merger on the joint application of all the merging companies if:

● an order for a Pre-Merger Certificate (either granted by the courts in Gibraltar or another competent authority in another member state) has been made within 6 months;

● the Draft Terms presented for acquiring the Pre-Merger Certificate have not been amended; and

● there are appropriate arrangements for employee participation in the transferee company in accordance with part 4 of the Regulations. Such an order will specify the date on which the consequences of the cross-border merger are to have effect. A copy of this order must be provided to the Registrar of Companies of Gibraltar within 7 days of the order if this has been made in Gibraltar or within 14 days if this has been made in another Member State.

The Companies (Cross-Border Mergers) Regulations 2010 only apply to mergers between companies in different European Member States. More commonly, takeovers of a Gibraltar registered company can also take place via a scheme of arrangement pursuant to the Companies Act.

The Gibraltar Companies Act 2014

The takeover of a Gibraltar registered company can take place via a scheme of arrangement under the Companies Act. The relevant sections of the Companies Act provide, inter alia, that an application must be made to court in order to convene a meeting of members of such company where such an arrangement can be proposed between a company and its members. Draft terms of the merger as well as other reports and accounting statements would need to be prepared, filed with the Companies Registrar and published prior to such a meeting being convened. At such meeting, at least 75% of the members present in person or by proxy must approve the arrangement in order for a court to thereafter be able to sanction the same. If sanctioned, the court may also order the transfer of undertaking, property and/or liabilities of the transferor company in accordance with the terms of the scheme.

In addition to the above, another mechanism exists under s.208 of the Gibraltar Companies Act 1930 and s.352(A) of the Companies Act (commonly referred to as the “Squeeze Out provisions”) which provides for the situation where a bidder proposes a scheme or contract to take over the shares of a Gibraltar registered company and certain shareholders do not consent to the proposal. If within four months from making such a proposal more than 90% of shareholders of a target company agree to the terms of such a scheme or contract, then the bidding company may within two months after the expiration of said four months give notice to the dissenting members of the target company that it will acquire the shares and certain shareholders do not consent to the proposal on the same terms of the scheme or contract. A Gibraltar scheme of arrangement, therefore, eliminates the risk that a minority of less than 10% of the target company’s shareholders may resist the transfer of their shares to the bidder. It should be noted, however, that such a scheme can be subject to the sanction of the court as any dissenting members may apply to court for an order seeking relief from such a scheme or contract.

Financial Services Act 2019 – Part 20 Acquisitions

Part 20 of the Financial Services Act 2019 applies to takeover bids for the securities of companies governed by the law of Gibraltar, where all or some of those securities are admitted to trading on a regulated market in Gibraltar. However, Gibraltar does not, as yet, have a regulated market. The Gibraltar Financial Services Commission is designated as the competent authority for the purposes of Part 20. Part 20 contains provisions on the conduct of bids, squeeze outs and sell outs, and applicable offences.

Preferred Shares

No Preferred Shares were issued or outstanding immediately after the completion of the Business Combination. The Memorandum and Articles of Association of the Company allow the board of directors of the Company to issue Preferred Shares following the passing of an ordinary resolution. Unless required by law or any stock exchange, the authorized Preferred Shares will be available for issuance by the Board upon the passing of an ordinary resolution of the holders of the Ordinary Shares. The ordinary resolutions of the shareholders of the Company would stipulate the powers, preferences and relative, participating, optional and other rights or special rights, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, as well as any restrictions, of the class of Preferred Shares as a whole.

Class Z non-redeemable and non-convertible ordinary shares

Following the Redomiciliation, Forafric Global Limited undertook the PLC Re-registration in order to alter its authorized and issued share capital to facilitate its re-registration as a Gibraltar public company limited by shares. In order not to affect the rights of the Ordinary Shares, the then existing shares in issue in the authorised share capital of Forafric Global Limited was re-classified and re-designated into Class Z non-redeemable and non-convertible ordinary shares, and the class of Ordinary Shares was created. A Gibraltar public company must have a paid-up share capital in nominal value terms of at least £20,500 (or currency equivalent) and as such, 29,999,990 Class Z non-redeemable and non-convertible ordinary shares were allotted and issued as fully paid-up shares to the Hamer Limited for the payment by Hamer Limited to Forafric Global Limited of the par value of those shares. Hamer Limited was the sole shareholder of Forafric Global Limited at that time. The Class Z non-redeemable and non-convertible ordinary shares were intended to become deferred shares as soon as any Ordinary Shares are allotted and issued. Once the Class Z non-redeemable and non-convertible ordinary shares were issued and the minimum paid-up capital of the company was at least £20,500 or currency equivalent), Forafric Global Limited applied to re-register as a public company.

Voting rights. The holder of Class Z non-redeemable and non-convertible ordinary shares was, prior to the allotment and issue of any Ordinary Shares, entitled to one vote for each Ordinary Share held of record by such holder on all matters on which shareholders generally are entitled to vote. Following the allotment and issue of any Ordinary Shares, the holder of Class Z non-redeemable and non-convertible ordinary shares shall not be entitled to receive notice or to attend and speak or vote at any general meeting of the Company.

Dividend Rights. The holder of Class Z non-redeemable and non-convertible ordinary shares was, prior to the allotment and issue of any Ordinary Shares, entitled to share in the profits of the Company that are available for distribution. Following the allotment and issue of any Ordinary Shares, the holder of Class Z non-redeemable and non-convertible ordinary shares shall not be entitled to share in the profits of the Company that are available for distribution.

Rights upon liquidation. In the event of the liquidation of the Company, after satisfaction of liabilities to creditors, the assets of the Company will be distributed to the holders of the all classes of issued shares in the Company pari passu in proportion to their respective shareholdings. Prior to the allotment and issue of any Ordinary Shares, the holder of Class Z non-redeemable and non-convertible ordinary shares shall be entitled to the surplus assets of the Company that are available for distribution. Following the allotment and issue of any Ordinary Shares, the holder of Class Z non-redeemable and non-convertible ordinary shares shall only be entitled, on a pro rata basis and pari passu with the holders of all other shares in the Company, only the paid-up capital on the Class Z non-redeemable and non-convertible ordinary shares and shall not be entitled to any surplus assets of the Company available for distribution.

Other rights. The holders of Class Z non-redeemable and non-convertible ordinary shares have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Class Z non-redeemable and non-convertible ordinary shares. The rights, preferences and privileges of holders of the Class Z non-redeemable and non-convertible ordinary shares may be subject to those of the holders of any Preferred Shares the Company may issue in the future.

The issuance of Preferred Shares may have the effect of delaying, deferring or preventing a change in control of the Company without further action by the shareholders. Additionally, the issuance of Preferred Shares may adversely affect the holders of Ordinary Shares by restricting dividends on the Ordinary Shares, diluting the voting power of the Ordinary Shares or subordinating the liquidation rights of the Ordinary Shares. As a result of these or other factors, the issuance of Preferred Shares could have an adverse impact on the market price of the Ordinary Shares. At present, the Company has no plans to issue any Preferred Shares.

DESCRIPTION OF REDEEMABLE WARRANTS

Warrants to purchase up to 15,789,722 Ordinary Shares became exercisable in 2022 in accordance with the terms of the warrant agreement made as of December 10, 2020, by and between Globis, and VStock Transfer, LLC (as warrant agent), which agreement was assigned and novated by Globis to the Company (the “Warrant Agreement”) governing those securities. As of December 31, 2024, the Company had a total of 15,750,842 Warrants outstanding.

At December 31, 2024 there were 4,289,722 Private Warrants outstanding. Each Private Warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share.

At December 31, 2024 there were 11,461,120 Public Warrants outstanding. Each Public Warrant entitles the registered holder to purchase one ordinary share at a price of $11.50 per share.

As a result of the Business Combination, on June 10, 2022, the Public Warrants commenced trading on the Nasdaq Stock Market LLC under the symbol of “AFRIW”.

Public Warrants

Each redeemable warrant entitles the registered holder to purchase one Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on June 9, 2022. Except as set forth below, no warrants will be exercisable for cash unless we have an effective and current registration statement covering the Ordinary Shares issuable upon exercise of the warrants and a current prospectus relating to such Ordinary Share. Notwithstanding the foregoing, if a registration statement covering the Ordinary Share issuable upon exercise of the warrants is not effective within 90 days from the consummation of our initial business combination, warrant holders may, until such time as there is an effective registration statement and during any period when we shall have failed to maintain an effective registration statement, exercise warrants on a cashless basis pursuant to the exemption from registration provided by Section 3(a)(9) of the Securities Act provided that such exemption is available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Share equal to the quotient obtained by dividing (x) the product of the number of Ordinary Share underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the Ordinary Share for the 10 trading days ending on the third trading day prior to the date of exercise. For example, if a holder held 150 warrants to purchase 150 shares and the fair market value on the date prior to exercise was $15.00, that holder would receive 35 shares without the payment of any additional cash consideration. If an exemption from registration is not available, holders will not be able to exercise their warrants on a cashless basis. The warrants will expire five years from the consummation of a business combination at 5:00 p.m., Eastern Standard Time.

We may call the outstanding warrants for redemption (excluding the private warrants and warrants underlying the units that may be issued upon conversion of working capital loans), in whole and not in part, at a price of $0.01 per warrant:

●	at any time while the warrants are exercisable;

●	upon not less than 30 days’ prior written notice of redemption to each warrant holder;

●	if, and only if, the reported last sale price of the Ordinary Share equals or exceeds $16.50 per share (as adjusted for stock splits, stock dividends, reorganizations and recapitalizations), for any 20 trading days within a 30-day trading period ending on the third business day prior to the notice of redemption to warrant holders (the “Force-Call Provision”), and

●	if, and only if, there is a current registration statement in effect with respect to the Ordinary Share underlying such warrants at the time of redemption and for the entire 30-day trading period referred to above and continuing each day thereafter until the date of redemption.

The right to exercise will be forfeited unless the warrants are exercised prior to the date specified in the notice of redemption. On and after the redemption date, a record holder of a warrant will have no further rights except to receive the redemption price for such holder’s warrant upon surrender of such warrant.

The redemption criteria for our warrants have been established at a price which is intended to provide warrant holders a reasonable premium to the initial exercise price and provide a sufficient differential between the then-prevailing share price and the warrant exercise price so that if the share price declines as a result of our redemption call, the redemption will not cause the share price to drop below the exercise price of the warrants.

If we call the warrants for redemption as described above, our management will have the option to require all holders that wish to exercise warrants to do so on a “cashless basis.” In such event, each holder would pay the exercise price by surrendering the warrants for that number of Ordinary Share equal to the quotient obtained by dividing (x) the product of the number of Ordinary Share underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of our Ordinary Share for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. Whether we will exercise our option to require all holders to exercise their warrants on a “cashless basis” will depend on a variety of factors including the price of our common shares at the time the warrants are called for redemption, our cash needs at such time and concerns regarding dilutive share issuances.

In the event we elect to redeem all of the Public Warrants, the Company Board shall fix a date for the redemption (the “Redemption Date”). Notice of redemption shall be mailed by first class mail, postage prepaid, not less than 30 days prior to the Redemption Date to the registered holders of the Public Warrants to be redeemed at their last addresses as they shall appear on the warrant register.

The warrants will be issued in registered form under a warrant agreement between VStock Transfer, LLC, as warrant agent, and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval, by written consent or vote, of the holders of a majority of the then outstanding warrants in order to make any change that adversely affects the interests of the registered holders.

The exercise price and number of Ordinary Share issuable on exercise of the warrants may be adjusted in certain circumstances including in the event of a share dividend, extraordinary dividend or our recapitalization, reorganization, merger or consolidation. However, the warrants will not be adjusted for issuances of Ordinary Share at a price below their respective exercise prices.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of Ordinary Share and any voting rights until they exercise their warrants and receive Ordinary Shares. After the issuance of Ordinary Shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

Except as described above, no Public Warrants will be exercisable for cash and we will not be obligated to issue Ordinary Share unless at the time a holder seeks to exercise such warrant, a prospectus relating to the Ordinary Share issuable upon exercise of the warrants is current and the Ordinary Share have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the Ordinary Share issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so and, if we do not maintain a current prospectus relating to the Ordinary Share issuable upon exercise of the warrants, holders will be unable to exercise their warrants and we will not be required to settle any such warrant exercise. If the prospectus relating to the Ordinary Share issuable upon the exercise of the warrants is not current or if the Ordinary Share is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside, we will not be required to net cash settle or cash settle the warrant exercise, the warrants may have no value, the market for the warrants may be limited and the warrants may expire worthless.

Warrant holders may elect to be subject to a restriction on the exercise of their warrants such that an electing warrant holder would not be able to exercise their warrants to the extent that, after giving effect to such exercise, such holder would beneficially own in excess of 9.9% of the Ordinary Share outstanding. Notwithstanding the foregoing, any person who acquires a warrant with the purpose or effect of changing or influencing the control of our company, or in connection with or as a participant in any transaction having such purpose or effect, immediately upon such acquisition will be deemed to be the beneficial owner of the underlying Ordinary Share and not be able to take advantage of this provision.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of Ordinary Share to be issued to the warrant holder.

An exchange offer made to both the publicly traded warrants and the warrants held by our sponsors on the same terms will not constitute an amendment requiring consent of any warrant holder.

Exercisability

The Public Warrants are exercisable, at the option of each holder, in whole or in part, by delivering to us a duly executed exercise notice accompanied by payment in full for the number of ordinary shares purchased upon such exercise (except in the case of a cashless exercise as discussed below). A holder (together with its affiliates) may not exercise any portion of the Seller Warrant to the extent that the holder would own more than 9.99% of the outstanding ordinary shares immediately after exercise.

Cashless Exercise

No Public Warrants will be exercisable for cash unless the Company calls all the outstanding Public Warrants for redemption. Fractional Shares

No fractional ordinary shares are issuable upon the exercise of the Public Warrants.

Transferability

Subject to applicable laws, a Public Warrant may be transferred at the option of the holder upon surrender of the Public Warrant to us together with the appropriate instruments of transfer.

Warrant Agreement

The Public Warrants were issued in registered form pursuant to the Warrant Agreement between VStock Transfer, LLC and Globis Acquisition Corp, as assigned to us on June 9, 2022. You should review a copy of the warrant agreement and the form of Public Warrant, as publicly disclosed, for a complete description of the terms and conditions of the Public Warrants and the Warrant Agreement.

Transfer Agent, Registrar and Warrant Agent

The transfer agent and registrar for our ordinary shares and the warrant agent for the Public Warrants is VStock Transfer, LLC. Its address is 18 Lafayette Place, Woodmere, NY 11598, and its telephone number is (212) 828-8436.

Private Warrants

We have agreed that we will not redeem the Private Warrants and we will allow the holders to exercise such warrants on a cashless basis (even if a registration statement covering the Ordinary Shares issuable upon exercise of such warrants is not effective). In the event that a holder of Private Warrants elects to exercise such warrants on a cashless basis, each holder would pay the exercise price by surrendering the warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of Ordinary Shares underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below) by (y) the fair market value. With respect to the Private Warrants, the “fair market value” shall mean, at the discretion of the holder, either (x) the last reported sale price of the Ordinary Share for the trading day prior to the date of exercise or (y) the average reported last sale price of the Ordinary Share for the 10 trading days ending on the third trading day prior to the date of exercise.

Additionally, the representative of the underwriters has agreed that it will not be permitted to exercise any Private Warrants issued to it and/or its designees after December 10, 2025. Furthermore, because the Private Warrants will be issued in private transactions, the holders and their transferees will be allowed to exercise the Private Warrants on a cashless basis or for cash even if a registration statement covering the Ordinary Shares issuable upon exercise of such warrants is not effective and receive unregistered Ordinary Shares.

Seller Warrants

On September 9, 2022, the Company entered into a warrant agreement with the Seller, pursuant to which the Company agreed to issue 516,666 warrants to the Seller (the “Seller Warrants”). Each Seller Warrant entitles the Seller to purchase one ordinary share of the Company, par value $0.001, at an exercise price of $11.50 per share in cash for a period of 5 years

Because the Seller Warrants will be issued in private transactions, the holders and their transferees will be allowed to exercise the Seller Warrants on a cashless basis or for cash even if a registration statement covering the Ordinary Shares issuable upon exercise of such warrants is not effective and receive unregistered Ordinary Shares.